Exhibit 99.1

SRS Labs Reports Fourth Quarter and 2004 Year End Results

Company Improves Diluted EPS to $0.10 in 2004 From $0.03 in 2003;
Reports Q4 2004 Diluted EPS of $0.03 Compared to $0.02 in 2003

          SANTA ANA, Calif., March 24 /PRNewswire-FirstCall/ -- SRS Labs, Inc.  (Nasdaq: SRSL), a leading provider of innovative audio, voice and semiconductor technology solutions, today reported operating results for the fourth quarter and fiscal year ended December 31, 2004.

          For the fourth quarter ended December 31, 2004, the company reported consolidated revenue of $4.5 million, compared to $5.9 million for the same quarter in 2003.  Net income for the quarter, was $458,495, or $0.03 earnings per share, which compared to net income of $331,240 or $0.02 earnings per share for the same period last year.  The decline in revenue for the fourth quarter 2004 from same period last year is attributable to softness in the semiconductor business segment.  The company identified this risk in its third quarter earnings release and projected that this softness would continue through the first quarter of fiscal 2005.  Semiconductor revenue of $1.8 million from the company’s Hong Kong-based subsidiary, Valence Technologies Limited, was down $1.7 million from last year’s fourth quarter revenue of $3.5 million.  The company reported licensing revenue of $2.7 million for the fourth quarter, an increase of nine percent over revenue of $2.5 million in the same period in 2003.  SRS Labs reported consolidated gross margin of 88 percent for the fourth quarter 2004, compared to 79 percent reported for the fourth quarter last year.  Operating expenses decreased approximately $585,000 over last year due to lower personnel costs and reduced sales and marketing expenses.

          For the year ended December 31, 2004, the company reported consolidated revenue of $21.6 million and net income of $1.6 million or $0.10 per diluted share, which compares to revenue of $19.8 million and a net income of $458,719, or $0.03 per diluted share for the previous fiscal year.  For the year, SRS Labs increased licensing revenue by 19 percent and semiconductor revenue was flat over 2003.  For 2004, operating income increased 85 percent to $1.8 million, compared to $953,474 in 2003.  Gross margin as a percent of sales improved from 80 percent to 82 percent and gross margin was $17.6 million in 2004, a $1.9 million increase over $15.7 million reported for the prior fiscal year.  The improvement in gross margin was partially offset by a $1.1 million increase in operating expenses attributable to higher R&D investments and increased G&A expenses.  Income from operations of $1.8 million increased approximately $800,000 over the $953 thousand reported for fiscal year 2003.

          The company’s balance sheet remained strong at year end with no external debt.  Cash, cash equivalents and long-term investments were $24.3 million, compared to $23.3 million as of December 31, 2003, an increase of $987,349. The company also generated net cash from operations of $2.6 million for 2004.

          Business Summary
          Chairman and CEO of SRS Labs, Thomas C.K. Yuen said, “As we projected in our third quarter report, our fourth quarter results were affected by softness in our semiconductor business and staff changes.  We expect that the impact of these conditions will continue into the first quarter of 2005.  On the licensing side, we reported a quarterly increase of nine percent over the same period last year, mainly due to the continued success of our market diversification strategy.”

          Yuen continued: “For the full year, we significantly improved our net earnings from $0.03 in 2003 to $0.10 in 2004, and despite a weak fourth quarter, we were able to report moderate top line revenue growth for the year as a result of our ongoing diversification strategies.

          “In 2004, we grew our licensing business through the penetration of new licensees in our key markets, expanding the use of our technologies by current OEM customers, and increasing the availability of our technologies on the most popular platforms from market-leading IC companies.  Our branding strategy also proved successful as we reached millions of people online, on products, and on-air.  Over the course of last year, we announced several more content providers, broadcasters, radio providers, and music artists who have all adopted our technology.

          “Our growth in our semiconductor segment was less than one percent in 2004, as we focused on our strategy of growing the company’s ASP standard chips that feature SRS technologies, while fortifying our ASIC relationships. Although the challenges we faced last year affected our ability to grow the ASIC business, we successfully executed on our ASP sales and marketing strategy to achieve 19 percent growth for the year.  This growth was primarily due to higher sales of SRS audio chips, which accounted for 40 percent of ASP revenue in 2004.”

          Business Outlook
          Yuen concluded: “In 2005, our goal is to further build on the base we established in 2004.  We expect that our semiconductor business will experience residual weakness in the first quarter, but will improve as the year unfolds and the actions we have taken to refocus and further define our strategy begin to pay off, including the deployment of a significantly stronger sales force to support our expanded sales mission.  I have confidence that the new sales and marketing team, in combination with our diversification strategies will lead to renewed annual growth in our semiconductor business. Our licensing business is benefiting from our market diversification strategy and I believe this further strengthens our 2005 revenue outlook, which is supported by our first quarter results to-date.”

          Investors can listen to the company’s conference call live today at 2:00 pm Pacific (5:00 pm Eastern) through the investor section of SRS Labs’ website http://www.srslabs.com/IREvents.asp or http://phx.corporate-ir.net/playerlink.zhtml?c=97327&s=wm&e=1024167.  Please log on at least 15 minutes early to register and follow the instructions to download and install any necessary audio software.  If you are unable to listen to the live web cast, an online replay will be available shortly after the call.  To listen to the call live via telephone, dial (888) 675-7686, ask for the “SRS Labs 2004 Q4 & Year End Conference Call,” and provide the pass code 656608.  To access the taped replay, dial (866) 219-1444 and enter the same pass code.  The telephone replay will be available until March 25 at 12:00 a.m. PST.

          About SRS Labs, Inc.
          SRS Labs is a recognized leader in the advancement of audio and voice technology.  The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques.  SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, DVD players, cell phones, car audio systems, headphones and notebook and desktop computers.  The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies.  SRS Labs’ wholly owned subsidiary, ValenceTech, is a Hong Kong-based semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide.  Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea.  For more information about SRS Labs, Inc. please visit www.srslabs.com.  The information on the aforementioned website is not incorporated by reference into this press release.

          Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized.  Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company.  Some of these factors include the inability of the company’s sales force to be effective in their sales tactics, unforeseen deepening weakness of the semiconductor business beyond the first quarter, the company’s inability to execute its diversification strategies, unforeseen developments by the company’s competitors, the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Investor Contact:	Media Contact:
Tami Yanito	Jennifer Drescher
(949) 442-1070 x 3093	(949) 442-1070 x 5010
tami@srslabs.com	jenniferd@srslabs.com

SRS LABS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended Dec 31,		Fourth Quarter Ended Dec 31,

	2004	2003	2004	2003

Revenue:
Semiconductor	$10,770,684	$10,712,382	$1,778,173	$3,468,059
Licensing	10,831,704	9,101,399	2,691,112	2,463,108
Total revenues	21,602,388	19,813,781	4,469,285	5,931,167
Cost of sales:
Semiconductor	3,725,062	3,953,100	455,440	1,202,664
Licensing	228,147	102,979	81,261	40,846
Total cost of sales	3,953,209	4,056,079	536,701	1,243,510
Gross margin	17,649,179	15,757,702	3,932,584	4,687,657
Operating expenses Sales and marketing	5,445,224	5,487,159	1,295,337	1,647,004
Research and development	4,767,004	4,263,682	1,146,785	1,180,244
General and administrative	5,675,294	5,053,387	1,184,562	1,384,814
Total operating expenses	15,887,522	14,804,228	3,626,684	4,212,062
Income from operations	1,761,657	953,474	305,900	475,595
Equity in income of investee	32,358	—	32,358	—
Other income, net	594,922	538,278	139,790	123,622
Minority interest	—	5,430	—	—
Income before income tax expense	2,388,937	1,497,182	478,048	599,217
Income tax expense	810,416	1,038,463	19,553	267,977
Net income	$1,578,521	$458,719	$458,495	$331,240
Net income per common share:
Basic	$0.11	$0.04	$0.03	$0.03
Diluted	$0.10	$0.03	$0.03	$0.02
Weighted average shares used in the calculation of Net income per common share:
Basic	13,950,457	13,033,002	14,213,176	13,258,744
Diluted	15,781,206	14,420,810	15,688,830	16,123,600

SRS LABS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003

ASSETS
Current Assets
Cash and cash equivalents	$7,011,912	$12,795,620
Accounts receivable, net of allowance for doubtful accounts of $32,962 in 2004 and $87,628 in 2003	1,318,665	1,230,423
Inventories, net of reserve of $240,824 in 2004 and $867,923 in 2003	571,280	753,020
Prepaid expenses and other current assets, including other receivables of $9,004 in 2004 and $4,033 in 2003	1,337,506	1,073,696
Deferred income taxes	23,406	23,406
Total Current Assets	10,262,769	15,876,165
Investments available for sale	17,261,267	10,490,210
Investment in LLC	2,596,090	—
Furniture, fixtures and equipment, net	1,995,579	1,661,980
Intangible assets, net	2,660,955	2,736,810
Goodwill	533,031	533,031
Deferred income taxes	192,750	193,134
Total Assets	$35,502,441	$31,491,330
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities Accounts payable	$984,805	$1,503,851
Accrued liabilities	1,640,714	1,586,583
Deferred revenue	436,910	19,486
Income taxes payable	8,628	430,949
Total Current Liabilities	3,071,057	3,540,869
Commitments and contingencies Stockholders’ Equity Preferred stock-$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock-$0.001 par value; 56,000,000 shares authorized; 14,671,416 and 13,682,282 shares issued; 14,229,541 and 13,456,982 outstanding for 2004 and 2003, respectively	14,672	13,683
Additional paid-in capital	62,523,292	58,423,249
Accumulated other comprehensive loss	(309,722)	(336,346)
Accumulated deficit	(27,853,003)	(29,431,524)
Treasury stock at cost 441,875 and 225,300 shares at December 31, 2004 and 2003, respectively	(1,943,855)	(718,601)
Total Stockholders’ Equity	32,431,384	27,950,461
Total Liabilities And Stockholders’ Equity	$35,502,441	$31,491,330

SOURCE  SRS Labs, Inc.
          -0-                                                  03/24/2005
          /CONTACT:  Investors, Tami Yanito, ext. 3093, tami@srslabs.com, or Media,
Jennifer Drescher, ext. 5010, jenniferd@srslabs.com, both of SRS Labs, Inc.,
+1-949-442-1070/
          /Web site:  http://www.srslabs.com /